Exhibit (j) Consent of Independent Accountants

To the Board of Trustees of
The HomeState Group

We consent to the incorporation by reference in Post-Effective Amendment No.12 to the Registration Statement of The HomeState Group on Form N-1A of our report dated July 30, 1999, on our audit of the financial statements and financial highlights of The HomeState Pennsylvania Growth Fund, The HomeState Select Banking and Finance Fund, and The HomeState Select Technology Fund (formerly known as The HomeState Year 2000 (Y2K) Fund), which report is included in the Annual Report to Shareholders for the year ended June 30, 1999, which is incorporated by reference in the Post-Effective Amendment to the Registration Statement. We also consent to the reference to our Firm under the captions "Independent Accountants" and "Financial Statements" in the Statement of Additional Information and "Financial Highlights" in the Prospectus.

PriceWaterhouseCoopers LLP

December 29, 1999
Milwaukee, Wisconsin